                                                                    EXHIBIT 12.1

                        WINDMERE-DURABLE HOLDINGS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                            THREE MONTHS
                                                                ENDED
                                                              MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                          -----------------   ------------------------------------------------
                                                           1998      1997      1997      1996     1995        1994      1993
                                                          -------   -------   -------   ------   -------     -------   -------
Income from continuing operations before provision for
  income taxes, extraordinary items and cumulative
  effect of accounting change...........................  $1,257    $  485    $20,758   $3,671   $(3,165)    $23,133   $11,103
Add
  Interest expense......................................   1,045       624      3,351    1,346       578         552       820
  Amortization of debt expense .........................      55        --         92        7        12          --       297
                                                          ------    ------    -------   ------   -------     -------   -------

        Income as adjusted..............................  $2,357    $1,109    $24,201   $5,024   $(2,575)    $23,685   $12,220
                                                          ======    ======    =======   ======   =======     =======   =======
Fixed charges(1)
  Interest expense......................................  $1,045    $  624    $ 3,351   $1,346   $   578     $   552   $   820
  Amortization of debt expense .........................      55        --         92        7        12          --       297
                                                          ------    ------    -------   ------   -------     -------   -------
  Total fixed charges deducted from earnings and
    total fixed charges...........................        $1,100    $  624    $ 3,443   $1,353   $   590     $   522   $ 1,117
                                                          ======    ======    =======   ======   =======     =======   =======
Ratio of earnings to fixed charges......................    2.14      1.78       7.03     3.71     (4.36)(2)   42.91     10.94
                                                          ======    ======    =======   ======   =======     =======   =======
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(1) The Company has provided a $9.0 million corporate guarantee as support for a credit facility obtained by one of its 50-percent owned joint ventures.
    Interest expense for the guaranteed amount was $.6 million and $.2 million for the year ended December 31, 1997 and the three months ended
    March 31, 1998, respectively. Such amounts are not included in the ratio computations.

(2) Earnings were inadequate to cover fixed charges for the year ended December
    31, 1995. The coverage deficiency was approximately $3.2 million in that year.